Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use, in this Registration Statement No. 333-206730, Post-Effective Amendment No. 8 on Form N-2 for TP Flexible Income Fund, Inc. (the “Registration Statement”), of our report dated August 29, 2018 relating to the June 30, 2018 financial statements of Pathway Capital Opportunity Fund, Inc. (the “Fund”), which is contained in such Registration Statement filed on April 18, 2019. Our report contains an explanatory paragraph regarding the Fund’s ability to continue as a going concern.

We also consent to the use of our report dated March 13, 2019, relating to the Senior Securities table on page 99 of this Registration Statement, which is contained in Exhibit (n)(3) to the Registration Statements and reference to our firm under the caption “Independent Registered Public Accounting Firms”.

/s/ BDO USA, LLP

BDO USA, LLP

New York, New York

April 18, 2019